UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2016

SPANISH BROADCASTING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27823	13-3827791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7007 N.W. 77th Avenue, Miami, Florida	33166
(Address of principal executive offices)	(Zip Code)

(305) 441-6901

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 8.01.  Other Events.

As announced on January 28, 2016, Spanish Broadcasting System, Inc. (the “Company”) received a written notice (the “Notice”) from The Nasdaq Stock Market (“NASDAQ”), advising us that the market value of our Class A common stock for the previous 30 consecutive business days had been below the minimum $15,000,000 (“Market Value of Publicly Held Shares Requirement”) required for continued listing on the NASDAQ Global Market pursuant to NASDAQ Listing Rule 5450(b)(3)(C) (the “Rule”).

The Notice also stated that pursuant to NASDAQ Listing Rule 5810(c)(3)(D), the Company would be provided an initial grace period of 180 calendar days, or until July 26, 2016, to regain compliance with the Rule. The Company did not regain compliance with the Rule by July 26, 2016.  Accordingly, on July 27, 2016, the Company received written notification from NASDAQ (the “Staff Determination”) that unless the Company requested a hearing before the NASDAQ Hearings Panel the Company’s common stock would be delisted.

The Company requested a hearing before the NASDAQ Hearings Panel to appeal the Staff Determination, which occurred on September 8, 2016.  On September 17, 2016, the Company received written notification from NASDAQ, dated September 12, 2016, granting the Company’s request to continue the listing of its shares on the NASDAQ Global Market until January 23, 2017.  NASDAQ has required that, during this exception period, the Company provide prompt notification of any significant events that occur during this time which may call into question the Company’s ability to demonstrate compliance with the Rule.

The Company intends to use all reasonable efforts to maintain the listing of its common stock on the NASDAQ Global Market, but there can be no assurance that the Company will regain compliance with the Rule.  If the Company does not regain compliance with the Rule by January 23, 2017, the NASDAQ Hearings Panel will issue its final determination to delist the Company’s shares and suspend trading on the NASDAQ Stock Market effective on the second business day from the date of the final determination. If we do not regain compliance with the rule by January 23, 2017, we intend to apply for listing on the OTC Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC. (Registrant)

September 23, 2016	By:	/s/ Joseph A. García
Joseph A. García
Chief Financial Officer